Exhibit (h)(8)

REGISTRATION STATEMENT AND INDEMNITY AGREEMENT

This agreement (“Agreement”) between ProFunds (the “Company”), a Delaware business trust, in respect of the Government Money Market ProFund (the “Fund”), a series thereof, and the Government Cash Management Portfolio (“Portfolio”), a trust organized under the common law of the State of New York (collectively, the “Parties”), is made as of this 17th day of June, 2016.

WITNESSETH

WHEREAS, the Fund invests substantially all of its assets in the Portfolio;

WHEREAS, the Fund is required to file a registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the requirements of the federal securities laws and the rules adopted thereunder by the SEC; and

WHEREAS, as requested by the staff of the SEC, the Fund desires for the Portfolio to execute its Registration Statement (including amendments thereto);

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby acknowledge and agree as follows:

1.	Indemnification by the Fund.

(a) With respect to each Registration Statement executed by Portfolio, the Fund will indemnify and hold harmless the Portfolio and its respective trustees, directors, officers and employees and each other person who controls the Portfolio within the meaning of Section 15 of the Securities Act of 1933 (each, a “Covered Person” and collectively, “Covered Persons”), against any and all losses, claims, demands, damages, liabilities and expenses (each, a “Liability” and collectively, the “Liabilities”) (including, unless the Fund elects to assume the defense pursuant to paragraph (b), the reasonable cost of investigating and defending against any claims therefor and any counsel fees incurred in connection therewith), joint or several, which (i) arise out of any misstatement of a material fact or an omission of a material fact in the Fund’s Registration Statement (including amendments thereto) or included in Fund advertising or sales literature, other than information provided by, or on behalf of, the Portfolio, or included in Fund advertising or sales literature at the request of the Portfolio; or

(ii) arise out of or are based upon any of the Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Company Act of 1940, any other statute or common law or are incurred in connection with or as a result of any formal or informal administrative proceeding or investigation by a regulatory agency, insofar as such Liabilities arise out of or are based upon the ground or alleged ground that any direct or indirect omission or commission by the Company or the Fund (either during the course of its daily activities or in connection with the accuracy of its representations or its warranties in this Agreement) caused or continues to cause the Portfolio to violate any federal or state securities laws or regulations or any other applicable domestic or foreign law or regulations or common law duties or obligations, but only to the extent that such Liabilities do not arise out of and are not based upon an omission or commission of the Portfolio.

(b) The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Liability, but, if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such counsel, each Covered Person and any other defendant or defendants may retain additional counsel, but shall bear the fees and expenses of such counsel unless (A) the Fund shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include any Covered Person and the Fund and any such Covered Person has been advised by counsel that one or more legal defenses may be available to it that may not be available to the Fund, in which case the Fund shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel. The Fund shall not be liable to indemnify any Covered Person for any settlement of any claim affected without the Fund’s written consent, which consent shall not be unreasonably withheld or delayed. The indemnities set forth in paragraph (a) will be in addition to any liability that the Fund in respect of the Fund might otherwise have to a Covered Person.

(c) It is expressly understood and agreed that the obligations of the Fund under this section 2 shall bind only the property of the Fund and no other series of the Company.

2.	Miscellaneous.

a. Each of the Parties hereby represents and warrants that the execution, delivery, and performance of this Agreement are within the Party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Agreement constitutes the legal, valid and binding obligation of the Party in accordance with its terms.

b. This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

c. This Agreement may be terminated by either Party at any time upon sixty (60) days prior written notice to the other.

d. The Fund’s indemnification obligations shall survive termination of this Agreement.

e. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter. This Agreement shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above set forth.

ProFunds

By:	/s/ Todd B. Johnson
	Name:	Todd B. Johnson
	Title:	President

Agreed and Acknowledged:

Government Cash Management Portfolio

By:	/s/ John Miletto
	Name:	John Miletto
	Title:	Vice President and Secretary

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